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Exhibit 99.3

HUDSON BAY MINING AND SMELTING CO., LIMITED

BNY TRUST COMPANY OF CANADA

TRUST MONIES ACCOUNT HYPOTHECATION AGREEMENT

December 21, 2004

TRUST MONIES ACCOUNT HYPOTHECATION AGREEMENT

        THIS AGREEMENT is made as of the 21st day of December, 2004,

B E T W E E N:

    HUDSON BAY MINING AND SMELTING CO., LIMITED, a corporation existing under the laws of Canada and having its chief executive office at 2200 - 201 Portage Avenue, Winnipeg, Manitoba

    (together with its successors and permitted assigns, the "Corporation")

    -and-

    BNY TRUST COMPANY OF CANADA, as collateral agent for the benefit of the Trustee and the ratable benefit of the holders of the Notes referred to below

    (the "Agent")

        WHEREAS HudBay Mining and Smelting Inc., entered into the Indenture with The Bank of New York (together with its successors and permitted assigns, the "Trustee");

        AND WHEREAS it is proposed that on the date hereof HudBay Mining and Smelting Inc. amalgamate with 152640 Canada Inc. and the Corporation to continue under the name Hudson Bay Mining and Smelting Co., Limited, and such continuing corporation will become bound by the terms of the Indenture, as supplemented by the First Supplemental Indenture to the Indenture and by the terms of this Agreement;

        AND WHEREAS the Agent, on behalf of the Trustee, has established the Trust Monies Account to be operated and maintained by the Agent in accordance with the terms of the Indenture and this Agreement;

        AND WHEREAS it is a requirement of the Indenture that the Corporation enter into this Agreement pursuant to which the interest of the Corporation in the Trust Monies Account is to be pledged to the Agent, on behalf of the Trustee, as additional security for the Obligations (as defined herein);

        NOW THEREFORE in consideration of the sum of $1.00 and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto agree as follows:

ARTICLE 1 — INTERPRETATION

1.1    Definitions

In this Agreement:

"this Agreement", "hereto", "herein", "hereof', "hereby", "hereunder" and any similar expressions refer to this Agreement as it may be amended or supplemented from time to time, and not to any particular Article, section or other portion hereof;

"Indenture" means the indenture dated the date hereof between HudBay Mining and Smelting Inc. and the Trustee and the Guarantors (as defined therein), as amended or supplemented from time to time in accordance with the terms thereof;

"Obligations" means all of the obligations, liabilities and indebtedness of the Corporation to the Holders, the Trustee and the Agent from time to time, whether present or future, absolute or contingent, liquidated or unliquidated, of whatsoever nature or kind, in any currency or otherwise, under or in respect of:

  (i)
  the Notes (as defined in the Indenture); and

  (ii)
  the Indenture;

"Pledged Collateral" has the meaning specified in section 3.1 and any reference to Pledged Collateral is deemed to be a reference to "Pledged Collateral or any part of the Pledged Collateral", except where otherwise specifically provided;

"PPSA" means the Personal Property Security Act (Ontario) as amended from time to time and any Act substituted therefor and amendments thereto;

"Proceeds" means identifiable or traceable personal property in any form derived directly or indirectly from any dealing with the Pledged Collateral or the proceeds therefrom, and includes any payment representing indemnity or compensation for loss of or damage to the Pledged Collateral or proceeds therefrom;

"Security Interest" has the meaning attributed to such term in section 3.1; and

"Trust Monies Account" has the meaning set forth in the Recitals to this Agreement;

1.2    Other Defined Terms

Capitalized terms used by not otherwise defined herein shall have the respective meanings given to them in the Indenture.

1.3    Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4    References to Articles and Sections

Whenever in this Agreement a particular Article, section or other portion thereof is referred to then, unless otherwise indicated, such reference pertains to the particular Article, section or portion thereof contained herein.

1.5    Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.6    Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.7    Amendment, Waiver

No amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.8    Governing Law, Attornment

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the Corporation hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of Ontario.

ARTICLE 2 — TRUST MONIES ACCOUNT

2.1    Establishment of Trust Monies Account

The Agent, on behalf of the Trustee, shall establish, maintain and operate the Trust Monies Account in accordance with and subject to the provisions of the Indenture and the provisions of this Agreement, as applicable. The Trust Monies Account shall be established and maintained by the Agent at its corporate trust office at 4 King Street West, Suite 1101, Toronto, Ontario, M5N 1K9 in the name of the Corporation. The term "Trust Monies Account" as used in this Agreement shall also include any other account in the name of the Corporation at any office of the Agent now or hereafter designated by the Corporation with the consent of the Agent and the Trustee to be a Trust Monies Account pursuant to this Agreement, and all other accounts in the name of the Corporation at any office of the Agent established or maintained in substitution for all or any part of any account which is, at the time of substitution, a Trust Monies Account.

The Corporation expressly acknowledges and agrees that the Trust Monies Account will be established, operated and maintained in accordance with the foregoing.

ARTICLE 3 — SECURITY INTEREST

3.1    Creation of Security Interest

The Corporation hereby grants to the Agent, on behalf of the Trustee, by way of security interest, mortgage, pledge, charge, assignment and hypothec a security interest (the "Security Interest") in the following (the "Pledged Collateral"):

  (a)
  the Trust Monies Account, the credit balances at any time in the Trust Monies Account and all amounts from time to time on deposit in the Trust Monies Account;

  (b)
  all cash or other personal property at any time deposited, delivered to the Corporation for deposit, transferred or otherwise credited to any of the Trust Monies Account;

  (c)
  all interest at any time accruing on any of the Trust Monies Account;

  (d)
  all certificates of deposit and instruments issued by the Agent evidencing the Trust Monies Account;

  (e)
  all personal property of any kind acquired at any time by the Corporation or by the Agent on behalf of the Corporation from funds deposited, transferred or otherwise credited to any of the Trust Monies Account;

  (f)
  all personal property of any kind acquired at any time by the Corporation in renewal of, substitution for, as owner of, or as a result of the exercise of any rights relating to, any of the property described in this section;

  (g)
  all dividends, income or other distributions, whether paid or distributed in cash, securities or other property at any time paid or distributed in respect of any of the property described in this section;

  (h)
  all Proceeds (including Proceeds of Proceeds) of any of the property described in this section; and

  (i)
  all security or certificates for or evidencing any of the property described in this section.

3.2    Attachment

The attachment of the Security Interest has not been postponed and the Security Interest shall attach to any particular Pledged Collateral as soon as the Corporation has rights in such Pledged Collateral.

3.3    Obligations Secured

The Security Interest granted by the Corporation in section 3.1 secures payment, performance and satisfaction of the Obligations.

ARTICLE 4 — SPECIAL CONDITIONS AND RESTRICTIONS APPLICABLE TO THE TRUST MONIES ACCOUNT AND THE PLEDGED COLLATERAL

4.1    Special Conditions Applicable to the Trust Monies Account

Notwithstanding any other provision herein or the terms of any other agreement, whether express or implied, between the Corporation and the Agent including without limitation any operating account agreement relating to any of the Trust Monies Account, as long as any Obligations exist:

  (a)
  subject to section 5.1, the Agent is not indebted or liable to make any payment to the Corporation in respect of any credit balance in any of the Trust Monies Account other than as directed by the Trustee in accordance with the provisions of Article 11 of the Indenture; and

  (b)
  except as permitted by the Indenture, the Corporation has no right to withdraw any credit balance in any of the Trust Monies Account, to draw cheques, bills of exchange or other instruments or other orders for the payment of money against any of the Trust Monies Account, or to assign, transfer, create a Lien (other than Permitted Liens) upon or otherwise deal with any credit balance in any of the Trust Monies Account or any interest of the Corporation in any of the Trust Monies Account.

4.2    Actual Practices Irrelevant

The provisions of section 4.1 shall apply notwithstanding that fact that:

  (a)
  the Agent's records and statements of account or other documents prepared for the Corporation from time to time indicate the existence of credit balances in any of the Trust Monies Account;

  (b)
  the Agent from time to time may permit the Corporation to take any of the actions described in clause 4.1(b); or

  (c)
  any other statement, practice or evidence inconsistent with section 4.1.

4.3    Pledged Collateral in Name of Agent

At the request of the Agent, the Corporation will cause such of the Pledged Collateral as is registrable to be registered in the name of the Agent, on behalf of the Trustee, or its nominee and authorizes the Agent to transfer such Pledged Collateral into the name of the Agent or its nominee, so that the Agent or its nominee may appear as the sole owner of record of such Pledged Collateral. At the request of the Agent, the Corporation will deliver to the Agent appropriate powers of attorney for transfer in blank, duly executed, in respect of such of the Pledged Collateral as is registrable.

4.4    Notices and Other Communication in Respect of Pledged Collateral

The Corporation will deliver promptly to the Agent copies of all notices or other communications received by the Corporation in respect of the Pledged Collateral. The Corporation waives all rights to receive any notices or communications received by the Agent or its nominee in respect of the Pledged Collateral.

4.5    Delivery of Pledged Collateral to the Agent

All Pledged Collateral received at any time by or on behalf of the Corporation will be received and held by or on behalf of the Corporation in trust for the Agent, on behalf of the Trustee, and shall be delivered to the Agent immediately on receipt.

4.6    Registrations and Deliveries

  (a)
  Forthwith after the execution of this Agreement and after the execution of each instrument supplemental or ancillary hereto, the Corporation shall, as applicable, register, file or record the same or a financing statement or other prescribed statement in respect thereof at all offices where, in the opinion of counsel, such registration, filing or recording may be necessary or advisable to preserve or protect the Security Interest.

  (b)
  Promptly after any such registration, filing, recording or renewal, the Corporation shall cause to be delivered to the Agent certificates establishing such registration, filing, recording or renewal and opinion of counsel evidencing that the provisions of the section have been complied with in respect of this Agreement or such supplemental or ancillary instrument, as the case may be.

  (c)
  Forthwith after execution of this Agreement and after the execution of each instrument supplemental or ancillary hereto, the Corporation shall deliver to the Agent such documents as, in the opinion of counsel, are necessary or appropriate to preserve or protect the Security Interest.

4.7    Further Assurances

  (a)
  The Corporation, at its own expense, will do, execute, acknowledge and deliver or cause to be done executed, acknowledged and delivered all further acts, security agreements, pledges, charges, assignments, hypothecs, powers of attorney and assurances (including instruments supplemental or ancillary to this agreement) and financing statements as the Agent may reasonably request from time to time or as in the opinion of counsel are necessary to assure and perfect its security on the Pledged Collateral.

  (b)
  At such times as the Agent may reasonably request, the Corporation shall cause to be delivered to the Agent an opinion of counsel, subject to customary qualifications, stating that, in the opinion of such counsel, all such action has been taken including, but not limited to, the execution and delivery and the registration, filing, re-registration, refilling or re-recording of this Agreement and all instruments supplemental or ancillary hereto, as is necessary or of advantage to validly give to the Agent, on behalf of the Trustee, and to maintain the Security Interest granted hereby.

4.8    Verification of Pledged Collateral

The Agent shall have the right at any time and from time to time to verify the existence and state of the Pledged Collateral in any manner the Agent may, acting reasonably, consider appropriate and the Corporation agrees to furnish all assistance and information and to perform all such acts as the Agent may reasonably request in connection therewith and for such purpose to grant to the Agent or its agents access to all places where Pledged Collateral may be located and to all premises occupied by the Corporation.

4.9    Expenses

The Corporation shall pay to the Agent on demand all of the Agent's reasonable costs, charges and expenses (including, without limitation, legal fees on a solicitor and his own client basis) in connection with the preparation, registration or amendment of this Agreement, the perfection or preservation of the Security Interest, the enforcement by any means of any of the provisions hereof or the exercise of any rights, powers or remedies hereunder, including, without limitation, all such costs, charges and expenses in connection with taking possession of Pledged Collateral, together with interest on such costs, charges and expenses from the dates incurred to the date of payment at the rate normally charged by the Agent on similar accounts.

4.10    Investment of Pledged Collateral.

So long as no Default or Event of Default shall have occurred and be continuing, all or any part of the Pledged Collateral held by the Agent shall from time to time be invested or reinvested by the Agent in any Cash Equivalents pursuant to written instructions of the Corporation, which shall specify the Cash Equivalents in which Pledged Collateral shall be invested and the amount thereof. The Agent shall not be liable or responsible for any loss resulting from any such investments or reinvestments except only for its own gross negligence, willfid misconduct and criminal acts and omissions in complying with this Section 4.10.

ARTICLE 5 — SET-OFF, ENFORCEMENT AND REMEDIES

5.1    Set-Off

Notwithstanding the provisions of the Indenture or any of the Security Documents or any other agreement, upon the Notes becoming due and payable, the Agent shall be entitled when directed to do so by the Trustee and without prior notice to the Corporation to immediately set-off, consolidate, appropriate and apply all or any portion of the credit balance in the Trust Monies Account, whether matured or unmatured, against and in reduction of all or any part of the Obligations, all in such order of application as the Trustee may from time to time determine, and the Agent is hereby irrevocably authorized and empowered to take all such action.

5.2    Remedies Available in Addition to Set-Off and Collection of Debts

Upon the Notes becoming due and payable, the Agent when directed to do so by the Trustee, either directly or through its agents or nominees, may (but shall not be obligated to) sell or otherwise dispose of, or concur in selling or otherwise disposing of, whether by public sale, private sale or otherwise, Pledged Collateral in any manner and on any terms as it considers to be commercially reasonable. In addition, the Agent will have the following rights, powers and remedies:

  (a)
  to make payments to any Person having, notwithstanding the terms hereof, prior rights or Liens on the Pledged Collateral;

  (b)
  to give notice of the Security Interest to any Person obligated to pay any debt or liability constituting Pledged Collateral and to direct such Person to make all payments on account of any such debt or liability to the Agent; and

  (c)
  to demand, commence, continue or defend proceedings in the name of the Agent or in the name of the Corporation for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of, or otherwise enforcing rights, powers or remedies with respect to, the Pledged Collateral and to give receipts and discharges for the Pledged Collateral.

In addition, upon the Notes becoming due and payable, the Agent shall have the right to accept the Pledged Collateral in full or partial satisfaction of the Obligations by complying with applicable laws governing the exercise of this right.

In addition to the rights granted in this Agreement and in any other agreement at any time in effect between the Corporation and the Agent and in addition to any other rights the Agent may have at law or in equity or otherwise, the Agent shall have, both before and after the Notes becoming due and payable, all rights and remedies of a secured party under the PPSA.

The Agent may incur reasonable expenses in the exercise of its rights, powers and remedies under this Agreement and may exercise the same either directly or through agents or nominees.

5.3    Possession of Pledged Collateral

The Corporation acknowledges that the Agent may take possession of Pledged Collateral wherever it may be located and by any method permitted by law, after the occurrence and during the continuance of an Event of Default and the Corporation agrees upon request in writing from the Agent to assemble and deliver possession of Pledged Collateral at such place or places as directed.

5.4    Remedies Not Exclusive

All rights, powers and remedies of the Agent under this Agreement may be exercised separately or in combination and shall be in addition to, and not in substitution for, any other security now or hereafter held by the Agent and any other rights, powers and remedies of the Agent however created or arising. No single or partial exercise by the Agent of any of the rights, powers and remedies under this Agreement or under any other security now or hereafter held by the Agent shall preclude any other and further exercise of any other right, power or remedy pursuant to this Agreement or any other security or at law, in equity or otherwise. The Agent shall have the right to proceed against Pledged Collateral or any other security in such order and in such manner as it shall determine without waiving any rights, powers or remedies which the Agent may have with respect to this Agreement or any other security or at law, in equity or otherwise. No delay or omission by the Agent in exercising any right, power or remedy hereunder or otherwise shall operate as a waiver thereof or of any other right, power or remedy.

5.5    Corporation Liable for Deficiency

The Corporation shall remain liable to the Agent, the Holders and the Trustee for any deficiency after any set-off, consolidation, appropriation and application made by the Agent pursuant to section 5.1 or otherwise and after the proceeds of any sale or other disposition of Pledged Collateral are received by the Agent.

5.6    Exclusion of Liability of Agent

Except for gross negligence, willful misconduct and criminal acts and omissions, the Agent shall not be liable for any exercise or any failure to exercise its rights, powers or remedies arising hereunder or otherwise, including, without limitation, any failure to take possession of, collecting, enforcing, realizing, selling, leasing or otherwise disposing of, preserving or protecting the Pledged Collateral, carrying on all or any part of the business of the Corporation relating to the Pledged Collateral or taking any steps or proceedings for any such purposes or any failure to do any of the foregoing. The Agent shall not have any obligation to take any steps or proceedings to preserve rights against prior parties to or in respect of Pledged Collateral whether or not in the Agent's possession and the Agent shall not be liable for failure to do so.

5.7    Notice of Sale

Unless required by law, the Agent shall not be required to give the Corporation any notice of any sale or other disposition of the Pledged Collateral, the date, time and place of any public sale of Pledged Collateral or the date after which any private disposition of Pledged Collateral is to be made.

ARTICLE 6 — APPLICATION OF PROCEEDS

6.1    Application of Proceeds

The Proceeds arising from the enforcement of the Security Interest as a result of the possession by the Agent of the Pledged Collateral or from any sale, lease or other disposition of, or realization of security on, the Pledged Collateral (except following acceptance of Pledged Collateral in satisfaction of the Obligations) shall be applied by the Agent in the following order, except to the extent otherwise required by law or by any other agreement entered into by the Agent and/or the Trustee, the Corporation, and any other creditor of the Corporation:

  (a)
  first, in payment of the Agent's reasonable costs, charges and expenses (including legal fees on a solicitor and his own client basis) incurred in the exercise of all or any of the rights, powers or remedies granted to it under this Agreement;

  (b)
  second, in payment of amounts paid by the Agent pursuant to clause 5.2(a);

  (c)
  third, in payment of all money borrowed or advanced by the Agent, if any, pursuant to the exercise of the rights, powers or remedies set out in this Agreement and any interest thereon;

  (d)
  fourth, in payment of the remainder of the Obligations in such order of application as the Trustee may determine;

  (e)
  fifth, subject to sections 6.2 and 6.3, to any Person who has a security interest in the Pledged Collateral that is subordinate to that of the Agent and whose interest,

  (i)
  was perfected by possession, the continuance of which was prevented by the Agent taking possession of the Pledged Collateral, or

  (ii)
  was, immediately before the sale or other disposition by the Agent, perfected by registration;

  (f)
  sixth, subject to sections 6.2 and 6.3, to any other Person with an interest in such Proceeds who has delivered a written notice to the Agent of the interest before the distribution of such Proceeds; and

  (g)
  the balance if any, subject to sections 6.2 and 6.3, to the Corporation or any other Person who is known by the Agent to be an owner of the Pledged Collateral.

6.2    Proof of Interest

The Agent may require any Person mentioned in clauses 6.1(e), 6.1(f) or 6.1(g), to furnish proof of that Person's interest, and unless the proof is furnished within ten days after demand by the Agent, the Agent need not pay over any portion of the Proceeds referred to therein to such Person.

6.3    Payment Into Court

Where there is a question as to who is entitled to receive payment under clauses 6.1 (e), 6.1 (f) or 6.1 (g), the Agent may pay the Proceeds referred to therein into court.

6.4    Monies Actually Received

The Corporation shall be entitled to be credited only with the actual Proceeds arising from the possession, sale, other disposition of, or realization of security on, the Pledged Collateral when received by the Agent and such actual Proceeds shall mean all amounts received in cash by the Agent upon such possession, sale or other disposition of, or realization of security on, the Pledged Collateral.

ARTICLE 7 — GENERAL

7.1    Entries to Records

The Agent is authorized and shall be entitled to make such debits, credits, correcting entries and other entries to the Trust Monies Account and the Agent's records relating to the Corporation as the Agent thinks fit in order to give effect to this Agreement, including without limitation the Agent's rights, powers and remedies under sections 3.1, 4.1 and 5.1, and the Corporation agrees that such entries shall constitute prima facie evidence of the matters recorded.

7.2    Power of Attorney

The Corporation hereby appoints the Agent as the Corporation's attorney, with full power of substitution, in the name and on behalf of the Corporation at any time that an Event of Default shall have occurred and be continuing, to execute, deliver and do all such acts, deeds, leases, documents, transfers, demands, conveyances, assignments, contracts, assurances, consents, financing statements and things as the Corporation has herein agreed to execute, deliver and do or as may be required by the Agent, acting reasonably, to give effect to this Agreement or in the exercise of any rights, powers or remedies hereby conferred on the Agent, and generally to use the name of the Corporation in the exercise of all or any of the rights, powers or remedies hereby conferred on the Agent. This appointment, coupled with an interest, shall not be revoked by the insolvency, bankruptcy, dissolution, liquidation or other termination of the existence of the Corporation or for any other reason.

7.3    Dealings with Others

The Agent may grant extensions of time and other indulgences, take and give up security, accept compositions, make settlements, grant releases and discharges and otherwise deal with the Corporation, debtors of the Corporation, sureties and other Persons and with the Pledged Collateral and other security as the Agent sees fit, without prejudice to the liability of the Corporation to the Agent or the rights, powers and remedies of the Agent under this Agreement.

7.4    No Obligation to Advance

Nothing herein contained shall in any way obligate the Agent to advance any funds, or otherwise make or continue to make any credit available, to the Corporation.

7.5    Perfection of Security

The Corporation authorizes the Agent to file such financing statements and other documents and do such acts, matters and things as the Agent may consider appropriate to perfect and continue the Security Interest, to protect and preserve the interest of the Agent in the Pledged Collateral and to realize upon the Security Interest, but the Agent shall not be obligated to, or be liable for, any failure to take any such acts.

7.6    Communication

Any notice or other communication, including a demand or a direction, required or permitted to be given hereunder shall be given in accordance with the provisions of the Indenture and if to the Agent to:

BNY Trust Company of Canada 4 King Street West, Suite 1101 Toronto, Ontario M5N 1K9
Attention:	George A. Bragg Vice-President
Facsimile No.:	416-360-1711

Notwithstanding the foregoing, if the PPSA requires that a notice or other communication be given in a specified manner, then any such notice or communication shall be given in such manner.

7.7    Successors and Assigns

This Agreement shall be binding on the Corporation and its successors and shall enure to the benefit of the Agent and its successors and assigns. This Agreement shall be assignable by the Agent free of any set-off, counter-claim or equities between the Corporation and the Agent, and the Corporation shall not assert against an assignee of the Agent any claim or defense that the Corporation has against the Agent, unless it relates to the Obligations.

7.8    Copy Received

The Corporation hereby acknowledges receipt of a copy of this Agreement and a copy of the financing statement/verification statement registered under the PPSA in respect of the Security Interest.

7.9    Conflicts

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Indenture, the provisions of the Indenture shall govern and prevail.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

HUDSON BAY MINING AND SMELTING CO., LIMITED
By	/s/ H. Douglas Scharf

BNY TRUST COMPANY OF CANADA
By	/s/ George A. Bragg

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Exhibit 99.3
ARTICLE 1 — INTERPRETATION
ARTICLE 2 — TRUST MONIES ACCOUNT
ARTICLE 3 — SECURITY INTEREST
ARTICLE 4 — SPECIAL CONDITIONS AND RESTRICTIONS APPLICABLE TO THE TRUST MONIES ACCOUNT AND THE PLEDGED COLLATERAL
ARTICLE 5 — SET-OFF, ENFORCEMENT AND REMEDIES
ARTICLE 6 — APPLICATION OF PROCEEDS
ARTICLE 7 — GENERAL